Exhibit 99.1
CONSENT TO DISCLOSE INFORMATION
THE UNDERSIGNED, Parker Marketing Research, LLC, an Ohio limited liability company (“Parker”), hereby authorizes GNC Corporation, a Delaware corporation (“GNC”), and General Nutrition Centers, Inc., a Delaware corporation (“Centers,” and together with GNC, the “Companies”), to reproduce, cite, or otherwise disclose, in public or in private, without limitation, any and all information contained in the GNC 2005 Awareness Tracking Study Final Report (the “Report”) prepared by Parker on behalf of the Companies. Without limiting the above authorization, Parker specifically consents to the disclosure of information contained in the Report in any and all public filings made by the Companies in connection with the initial public offering of GNC’s common stock, including but not limited to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 2, 2006, and subsequent amendments thereto.

Date: July 26, 2006	PARKER MARKETING RESEARCH, LLC

	By:	/s/ James P. Whalen

	Name:	James P. Whalen
	Title:	VP, Research